Exhibit 99.11

One Financial Plaza, Hartford, CT 06103 | 800.248.7971 | Virtus.com

March 11, 2021

Virtus Alternative Solutions Trust

101 Munson Street

Greenfield, MA 01301

Ladies and Gentlemen:

I have acted as counsel to Duff & Phelps Select MLP and Midstream Energy Fund Inc. (“DSE”) and Virtus Alternative Solutions Trust (“VAST”) in connection with the Registration Statement of VAST on Form N-14 (the “Registration Statement”) being filed by VAST under the Securities Act of 1933, as amended (the “Act”), relating to the proposed combination of DSE and Virtus Duff & Phelps Select MLP and Energy Fund (the “Acquiring Fund”), a series of VAST, and the issuance of Class I Shares of beneficial interest of the Acquiring Fund in connection therewith (the “Shares”), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among DSE and VAST on behalf of the Acquiring Fund (the “Agreement and Plan of Reorganization”), in substantially the form to be included in the Registration Statement as Exhibit A.

I have examined such documents, records and other instruments and have made such other examinations and inquiries as I have deemed necessary for the purposes of this opinion. In addition, I have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees the shareholders of DSE will have taken all actions required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Acquiring Fund, VAST, and DSE.

Based upon and subject to the foregoing, I am of the opinion that, when issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and non-assessable, assuming that as consideration for the Shares not less than the net asset value of such Shares has been paid and that the conditions set forth in the Agreement and Plan of Reorganization have been satisfied.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of my name and any reference to my name in such Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder

Very truly yours,

/s/ Jennifer S. Fromm

Jennifer S. Fromm

Vice President, Chief Legal Officer, Counsel and Secretary

Virtus Alternative Solutions Trust

Securities distributed by VP Distributors, LLC